[NAME]

MARCH 15, 2017
PARENT-BASED
AWARD LETTER

The Compensation and Management Succession Committee of the Company's Board of Directors has awarded you:

Parent-Based Award Valued at _______
Grant Date: March 15, 2017

This Parent-Based Award is subject to the terms and conditions contained in the 2017 Parent-Based Award Provisions (“Provisions”) set forth in Appendix A to this Award Letter. The Provisions contain terms and conditions regarding the vesting of this Parent-Based Award, termination of employment, tax withholding, non-solicitation of Company employees and customers, regulatory compliance and other matters, and I encourage you to read this document carefully.

Please retain these documents in your personal records.

_____________________________________
John D. Johns
Chairman of the Board and Chief
Executive Officer of Protective Life
Corporation